CALIFORNIA DAILY TAX FREE INCOME FUND, INC.
CHANGE IN INDEPENDENT ACCOUNTANTS

On August 13, 1999, McGladrey & Pullen, LLP (McGladrey) resigned as independent auditors of the Fund pursuant to an agreement by PricewaterhouseCoopers LLP
(PwC) to acquire McGladrey's investment company practice. The McGladrey partners and professionals serving the Fund at the time of acquisition have joined PwC.

The report of McGladrey on the financial statements of the Fund during the past two fiscal years contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to certainty, audit scope or accounting principles.

In connection with its audits for the two most recent fiscal years and through August 13, 1999, there were no disagreements with McGladrey on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey would have caused it to make reference to the subject matter of disagreement in connection with its report.

Effective August 13, 1999, the Fund, with the approval of its Board of Directors and its Audit Committee, engaged PwC as its independent auditors.

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McGladrey & PULLEN, LLP                                               RSM
_________________________                                        _______________
Certified Public Accountants and Consultants                     international




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington D.C. 20549


We were previously the independent accountants for the California Daily Tax Free Fund, Inc. We have read their notification of change in independent accountants made in Item 77K of Form N-SAR. We agree with the statements in the filing.




                                                         McGladrey & Pullen, LLP
                                                     /s/ McGladrey & Pullen, LLP



New York, New York
December 20, 1999